Exhibit 3.12

ARTICLES OF INCORPORATION

OF

NEWCO3, INC.

Pursuant to § 7-102-102 and part 3 of Article 90 of Title 7, Colorado Revised Statutes (C.R.S.), these Articles of Incorporation are delivered to the Colorado Secretary of State for filing.

ARTICLE I
NAME

The name of the corporation is Newco3, Inc. (the “Corporation”).

ARTICLE II
DURATION

The Corporation shall have perpetual existence.

ARTICLE III
PURPOSES AND POWERS

A.            The Corporation is organized for the purposes of engaging in any lawful acts or activities for which corporations may be organized under the laws of the State of Colorado.

B.            Without limitation and in furtherance of the purposes set forth above, the Corporation shall have and may exercise any and all of the rights, powers and privileges now or hereafter conferred upon corporations organized under and pursuant to the laws of the State of Colorado, including the following powers:

1.             To acquire by purchase, exchange, lease, or otherwise, and to hold, mortgage, pledge, hypothecate, exchange, sell, invest in and dispose of, alone, or in syndicates, or otherwise in conjunction with others, real and personal property of every kind and character, of whatsoever nature and wheresoever situated, and any interests therein.

2.             To acquire by purchase, exchange, or otherwise, all or any part of, or interests in, the properties, assets, business, goodwill of any one or more persons, firms, associations, or corporations heretofore or hereafter engaged in any business for which corporations may now or hereafter be organized under the laws of the State of Colorado.

3.             To borrow or raise money without limit as to amounts; contract for, perform, and provide for the performance of services in any nature which a corporation may lawfully perform; to act as a dealer for the sale of, to enter into underwriting agreements with respect to, to grant options with respect to, and to contract for the disposition of, or otherwise dispose of, the Corporation’s stocks, bonds, and other securities.

4.             To invest and deal with the funds of the Corporation in any manner, and to acquire by purchase or otherwise the stocks, bonds, notes, debentures and other securities and obligations of any corporation, association, partnership or government, and while the owner of any such securities or obligations, to exercise all the rights, powers and privileges of ownership, including, among other things, the right to vote thereon for any and all purposes.

5.             To indemnify officers, directors, and others, in the discretion of the Board of Directors of the Corporation (the “Board of Directors”), to the fullest extent authorized by the Colorado Business Corporation Act (the “Act”).

6.             To limit or eliminate the personal liability of directors to the fullest extent allowed by the Act.

7.             To do everything necessary, proper, advisable, or convenient for the accomplishment of the Corporation’s purposes and all other things incidental thereto or connected therewith so long as the same shall not be prohibited by law or by these Articles of Incorporation.

ARTICLE IV
CAPITAL STOCK

A.            Authorized Capital. The aggregate number of shares that the Corporation shall have authority to issue is 900,000,000 shares of common stock (the “Common Stock”), all without par value, with the power to divide the shares in the capital for the time being into classes or series and to attach thereto respectively any preferred, deferred or qualified rights, privileges or conditions, including restrictions on voting rights and including redemption, purchase and other acquisition of such shares, subject, however, to the laws of the State of Colorado. Subject to the rights of any shares of the Corporation ranking senior to the Common Stock, the Common Stock shall be entitled to receive the net assets of the Corporation upon dissolution.

B.            Voting. Each shareholder of Common Stock of record shall be entitled to vote and shall have one vote for each share of Common Stock outstanding in such shareholder’s name on the books and records of the Corporation, except that in the election of directors such shareholder shall have the right to vote such number of shares for as many persons as there are directors to be elected. Cumulative voting shall not be allowed in the election of directors or for any other purpose.

ARTICLE V
INITIAL REGISTERED OFFICE AND AGENT

The address of the initial registered office of the Corporation in the State of Colorado is 1515 Arapahoe Street, Tower 1, Suite 1600, Denver, CO 80202, and the name of the Corporation’s initial registered agent at that address is Kamlet Shepherd & Reichert, LLP.

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ARTICLE VI
PRINCIPAL OFFICE

The address of the initial principal office of the Corporation is 1515 Arapahoe Street, Tower 1, Suite 1600, Denver, Colorado, 80202.

ARTICLE VII
DIRECTORS

The affairs of the Corporation shall be governed by the Board of Directors, which shall consist of not less than one (1) director. The number of directors and the method by which they shall be elected shall be in accordance with the Bylaws of the Corporation.

ARTICLE VIII
INDEMNIFICATION

The Corporation shall indemnify, to the maximum extent permitted by law, any person who is or was a director, officer, agent, fiduciary or employee of the Corporation against any claim, liability or expense arising against or incurred by such person made party to a proceeding because such person is or was a director, officer, agent, fiduciary or employee of the Corporation or because such person is or was serving another entity or employee benefit plan as a director, officer, partner, trustee, employee, fiduciary or agent at the Corporation’s request. The Corporation shall further have the authority, to the maximum extent permitted by law, to purchase and maintain insurance providing such indemnification.

ARTICLE IX
BYLAWS

The initial Bylaws of the Corporation shall be adopted by its Board of Directors, in which also shall be vested the power to alter, amend or repeal the Bylaws and to adopt new Bylaws.

ARTICLE X
INCORPORATOR

The name and the mailing address of the sole incorporator are as follows:

E. Lee Reichert, Esq. Kamlet Shepherd & Reichert, LLP 1515 Arapahoe Street, Tower 1, Suite 1600 Denver, CO 80202

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ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
NEWCO3, INC.

Pursuant to §7-110-106 and part 3 of Article 90 of Title 7, Colorado Revised Statutes, these Articles of Amendment to Articles of Incorporation are delivered to the Colorado Secretary of State for filing.

1.     The name of the corporation is Newco3, Inc. (the “Corporation”). The Corporation’s original Articles of Incorporation were filed with the Colorado Secretary of State on September 9, 2008 (the “Articles of Incorporation”).

2.     These Articles of Amendment to Articles of Incorporation (these “Articles of Amendment”) were duly adopted by the Board of Directors and the sole shareholder of the Corporation by written consent in accordance with the Colorado Business Corporation Act and the Bylaws of the Corporation.

3.     In accordance with the provisions of the Colorado Business Corporation Act (the “Act”), these Articles of Amendment shall become effective upon their filing date.

4.     These Articles of Amendment hereby amend and restate Articles IV and Article V of the Articles of Incorporation of the Corporation to read as follows:

ARTICLE IV
CAPITAL STOCK

A.    Authorized Capital. The aggregate number of shares that the Corporation shall have authority to issue is 3,000,000,000 shares of common stock (the “Common Stock”) and 10,000,000,000 shares of preferred stock, all without par value, with the power to divide the shares in the capital for the time being into classes or series and to attach thereto respectively any preferred, deferred or qualified rights, privileges or conditions, including restrictions on voting rights and including redemption, purchase and other acquisition of such shares, subject, however, to the laws of the State of Colorado. Subject to Article V, Section E, and the rights of any shares of the Corporation ranking senior to the Common Stock, the Common Stock shall be entitled to receive the net assets of the Corporation upon dissolution.

B.    Voting. Each shareholder of Common Stock of record shall be entitled to vote and shall have one vote for each share of Common Stock outstanding in such shareholder’s name on the books and records of the Corporation, except that in the election of directors such shareholder shall have the right to vote such number of shares for as many persons as there are directors to be elected. Cumulative voting shall not be allowed in the election of directors or for any other purpose. Except as otherwise provided in the laws of the State of Colorado, the holders of preferred stock shall not be entitled to receive notice of, or to attend or to vote at, any meeting of the shareholders of the Corporation.

ARTICLE V
DESIGNATION OF THE PREFERENCES, LIMITATIONS AND RELATIVE RIGHTS OF THE
CORPORATION’S SERIES A PREFERRED STOCK

A.    Designation and Number of Shares. The designation of the series of preferred stock authorized hereby shall be Series A Preferred Stock (the “Series A Preferred Stock”). The maximum number of shares of Series A Preferred Stock shall be 10,000,000,000 shares. Except as otherwise provided in the Articles of Incorporation, as amended from time to time, or as otherwise required by applicable law, all shares of Series A Preferred Stock shall be identical in all respects and shall entitle the holders thereof to the same rights, powers, preferences and privileges, subject to the same qualifications, limitations and restrictions.

B.    Definitions. With respect to the Series A Preferred Stock, the following terms shall have the meanings ascribed to them below:

1.     “Redemption Amount” in respect of each share of Series A Preferred Stock means U.S. $100.00.

2.     “Redemption Date” means in respect of each share of Series A Preferred Stock, the date that is twenty-five (25) years from the date of issuance of such share of Series A Preferred Stock.

3.     “Redemption Price” in respect of each share of Series A Preferred Stock means the Redemption Amount together with accrued and unpaid dividends up to the date of liquidation, dissolution or winding up or the date of redemption, as the case may be.

C.    Dividends.

1.     The holders of the Series A Preferred Stock shall be entitled to receive and the Corporation shall thereon, as and when declared by the Board of directors out of the moneys of the Corporation properly applicable to the payment of dividends, cumulative preferential dividends at a rate per share of five percent (5%) of the Redemption Amount per annum.

2.     Payment of dividends (less any tax required to be withheld by the Corporation) shall, subject as hereinafter provided, be made by check of the Corporation payable at par at any branch in the U.S. of the Corporation’s bankers or in such other manner as the payee may approve. Dividends which are represented by a check which has not been presented to the Corporation’s bankers for payment or that otherwise remain unclaimed for a period of six (6) years from the date on which they were declared to be payable shall be forfeited to the Corporation.

3.     Except with the consent in writing of the holders of all the Series A Preferred Stock outstanding, no dividends shall at any time be declared and paid, or declared and set aside for payment, on the Common Stock or any other shares of the Corporation ranking junior to the Series A Preferred Stock, in any year, unless accrued and unpaid dividends as provided for above have been declared on the Series A Preferred Stock and the full amount of such dividends on the Series A Preferred Stock then issued and outstanding shall have been paid, or provided for, at the date of such declaration and payment or setting aside of dividends on the Common Stock or other shares of the Corporation ranking junior to the Series A Preferred Stock.

4.     The holders of the Series A Preferred Stock shall not be entitled to any dividends other than or in excess of the dividends hereinbefore provided for.

D.    No Voting Rights. Except as otherwise provided in the Act, the holders of the Series A Preferred Stock shall not be entitled to receive notice of, or to attend or to vote at, any meeting of the shareholders of the Corporation.

E.    Liquidation, Dissolution or Winding-up. In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other return of capital or distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, the holders of the Series A Preferred Stock shall be entitled to receive in respect of each such share, before any distribution of any part of the assets of the Corporation among the holders of the Common Stock and any other shares of the Corporation ranking junior to the Series A Preferred Stock, an amount equal to the Redemption Price. After payment to the holders of the Series A Preferred Stock of the amount so payable to such holders as herein provided, the holders of the Series A Preferred Stock shall not be entitled to share in any further distribution of the property or assets of the Corporation.

F.     Mandatory Redemption. The Corporation shall, on each Redemption Date with respect to Series A Preferred Stock, redeem all Series A Preferred Stock required to be redeemed by paying to such holder an amount equal to the aggregate Redemption Price on presentation and surrender of the certificate(s) for the Series A Preferred Stock to be so redeemed at the registered office of the Corporation. The certificate(s) for such Series A Preferred Stock shall thereupon be cancelled and the Series A Preferred Stock represented thereby shall thereupon be redeemed. Payment of the aggregate Redemption Price for the Series A Preferred Stock to be redeemed shall be made, at the option of the Corporation, (i) by delivery to such holder of a check of the Corporation payable at par at any branch in the United States of the Corporation’s bankers or (ii) by wire transfer by the Corporation to the holder of the Series A Preferred Stock. From and after the Redemption Date, such Series A preferred Stock shall cease to be entitled to dividends and the holder thereof shall not be entitled to exercise any of the rights of holders of Series A Preferred Stock in respect thereof unless payment of the said Redemption Price is not made on the Redemption Date, in which case the rights of the holder of the Series A Preferred Stock shall remain unaffected until payment in full of the Redemption Price.

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G.    Partial Redemption. If fewer than all Series A Preferred Stock represented by a certificate are redeemed, the holder shall be entitled to receive, at the expense of the Corporation, a new certificate representing the Series A Preferred Stock which have not been redeemed.

H.    Restriction on Dividends and Other Distributions. Except with the consent in writing of the holders of all the Series A Preferred Stock outstanding, no dividends shall at any time be declared and paid, or declared and set aside for payment, and no other distributions shall at any time be made on or in respect of the Common Stock, or any other shares of the Corporation ranking junior to the Series A Preferred Stock, if the payment or setting aside for payment of such dividend or the making of such distribution would impair the ability of the Corporation to redeem any Series A Preferred Stock pursuant to Paragraph F of this Article Fifth.

I.     Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series A Preferred Stock (including fractional shares), and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Series A Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

J.     Amendment and Waiver. No amendment, modification or waiver of any provision hereof shall be binding or effective without the prior written consent of the holders of a majority of the Series A Preferred Stock outstanding at the time such action is taken.

K.    Notices. Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by (1) registered or certificate mail, return receipt requested and postage prepaid, (2) by reputable overnight courier service, charges prepaid, or (3) via electronic mail or facsimile and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices and (ii) to any shareholder, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

L.    Restrictions on Transfer. The Corporation may, in its Bylaws, or otherwise, impose restrictions on the transfer of its shares.

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